Exhibit No. 99.1

Dr. George E. Daddis Jr. to Join WorldGate as Chief Executive Officer

New CEO Brings 20 Years of Success in High-Tech Growth-Oriented Technology Companies

TREVOSE, PA—(BUSINESS WIRE)—WorldGate Communications, Inc. (OTCBB –WGAT.OB), a leading provider of next-generation video phone solutions, announced today the appointment of George E. Daddis Jr., PhD to the position of Chief Executive Officer.

“We are delighted to welcome George as WorldGate’s new chief executive officer,” said Mr. Robert Stevanovski, chairman of the board of WorldGate.  “George’s extensive technology experience and his multiple company successes as a results-driven entrepreneur made him stand out as the right leader to grow WorldGate into the next decade.”

“There is no technology or opportunity more exciting than what we’re developing at WorldGate,” said Daddis.  “WorldGate and the Ojo brand are renowned for its design and manufacture of best-in-class video phones.  With our announced strategy to also build a service operating company around this offering, I see an exciting end to end video and telephony solution for consumers all over the world that is groundbreaking in its simplicity, quality and marketability. The potential for WorldGate is clear and I am very excited to begin working with this talented team that is bringing this technology to the world.”

Daddis is an experienced chief executive officer and entrepreneur, having founded two very successful technology companies.  He has extensive experience in building technology companies, raising capital, and establishing markets for next-generation digital technologies.

In 1998, Daddis founded his first company, InSciTek Microsystems Inc., that provided digital hardware and software design services to Fortune 500 companies such as Sharp Electronics, GE, Kodak, and many other technology companies.  In 2003, Allworx Corp was founded from the core of InSciTek and quickly established itself as a national provider of small business voice-over-IP telephone systems – a comprehensive technology firm including research and development, manufacturing, marketing, sales, and customer support functions. Daddis aggressively grew this business to over 75,000 end users with a sales channel of over 900+ dealers throughout North America.  In 2007, Daddis successfully sold Allworx Corp to PAETEC, a major national telephone services company headquartered in Rochester, NY.

Daddis earned a doctorate in electrical engineering with a minor in computer science from Cornell University, a master of science degree in electrical engineering with a minor in applied mathematics from Cornell University and a bachelor of science degree with distinction in electrical engineering from Cornell University.

Information about WorldGate Communications can be found at www.wgate.com.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact

WorldGate
Allan Van Buhler 704-260-3316
avanbuhler@wgate.com